QUALIFICATION RIGHTS AGREEMENT

      THIS QUALIFICATION RIGHTS AGREEMENT (the "Agreement") is made as of January 21, 2009 between NovaGold Resources Inc. (the "Company") and Electrum Strategic Resources LLC (the "Purchaser").

      WHEREAS, the Company and the Purchaser are parties to the Unit Purchase Agreement (the "Purchase Agreement"), dated December 31, 2008, pursuant to which the Purchaser purchased Units comprised of common shares in the capital of the Company and warrants to purchase additional common shares of the Company and received certain registration rights in connection therewith.

      NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Demand Qualification. At any time after the Closing Date (as defined in the Purchase Agreement), upon the written request of Investors (as defined below) holding at least an aggregate of twenty-five percent (25%) of the Qualifiable Shares (as defined below) then outstanding (the "Requesting Holders"), the Company shall use its reasonable best efforts to prepare and file, or to cause to be prepared and filed, all necessary documents, including a prospectus, for one or more equity securities offerings under Applicable Securities Laws in some or all of the provinces or territories of Canada (or federally, if applicable) in which the Company is a "reporting issuer" under the Applicable Securities Laws of such provinces or territories other than the Province of Quebec (for the purposes of this Section 1, the "Qualification Provinces") of all or any portion (as required by the Requesting Holders) of the Qualifiable Shares held by the Requesting Holders having an aggregate offering or sale price of at least US$5,000,000 (a "Demand Qualification"). The Company shall not be required to effect more than three Demand Qualifications or Demand Registrations (as defined in the United States registration rights agreement entered into on the date hereof (the "US Registration Rights Agreement")) in the aggregate; provided, however, that in the event the Purchaser acquires Warrant Shares upon the exercise of Warrants (as defined in the Purchase Agreement) within thirty (30) days following a request by the Company that the Purchaser exercise Warrants, the Purchaser may make a request for a demand qualification of some or all of the Warrant Shares so acquired (notwithstanding that such Warrant Shares may have an aggregate offering or sale price of less than US$5,000,000), and such demand qualification will not count as one of the three Demand Qualifications or Demand Registrations (as defined in the US Registration Rights Agreement) otherwise allowed by this Agreement or the US Registration Rights Agreement.

      a. For the purposes of this Agreement, "Applicable Securities Laws" of a province or territory of Canada or federally, if applicable, means, all applicable securities laws in such jurisdiction and the respective regulations and rules under such laws together with applicable published policy statements, notices and orders of the Securities Commission in such jurisdiction as well as the applicable by-laws, rules and regulations of any stock exchange on which the common shares in the capital of the Company are then listed and posted for trading;

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      b.    For the purposes of this Agreement, "Securities Commission" means a securities commission or similar regulatory authority in a province or territory of Canada or federally, as applicable;

      c.    For the purposes of this Agreement, "Qualifiable Shares" shall mean
            (i) common shares in the capital of the Company purchased by the Purchaser pursuant to the Purchase Agreement ("Common Shares") and
            (ii) common shares issuable upon exercise of Warrants (as defined in the Purchase Agreement) ("Warrant Shares" and together with the Common Shares, the "Shares"); provided that such securities shall cease to be Qualifiable Shares when (i) a receipt for a prospectus qualifying the distribution of all such Qualifiable Shares has been obtained from the applicable Securities Commission under Applicable Securities Laws and such Qualifiable Shares have been sold or otherwise transferred by the holder thereof pursuant to such prospectus; (ii) such Qualifiable Shares are transferred to a person that is not a permitted assign of the Purchaser pursuant to this Agreement; or (iii) such Qualifiable Shares are sold in the circumstances described in subparagraph 1(a)(ii) or are sold or, except where the Investor is a member of a control block of the Company, can be sold in the circumstances described in subparagraph 1(a)(iii) of the US Registration Rights Agreement.

      d. For purposes of this Agreement, "Investor" means the Purchaser, any transferee(s) or assignee(s) to whom the Purchaser assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 12 and any transferee(s) or assignee(s) to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 12.

      e. Following receipt of any notice by Requesting Holders, the Company shall immediately notify Investors holding Qualifiable Shares from whom notice has not been received and such Investors shall then be entitled within ten (10) days thereafter to request the Company to include in the requested registration all or any portion of their Qualifiable Shares. The Company may also register for sale for its own account or that of other security holders having the contractual right to include such securities in such registration statement such additional shares of the Company's capital stock as it shall desire, subject to paragraph (g) below. For purposes of this Agreement, Investors that elect to have such securities registered in accordance with the terms of this Agreement shall be referred to individually as a "Selling Holder" and collectively as the "Selling Holders".

      f. In connection with any qualification of distribution of Qualifiable Shares pursuant to this Section 1, the Company shall:

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            i.    subject to receipt of necessary information from the Selling
                  Holders after prompt request from the Company to such holders to provide such information (provided that failure on the part of one or more of the Selling Holders to provide the necessary information requested shall not relieve the Company from its obligation to use reasonable best efforts with respect to complying Selling Holders), prepare and file with the Securities Commissions in the Qualification Provinces, within thirty (30) days after the end of the notice period set forth in paragraph (e) above, a preliminary prospectus and as soon as reasonably practical following the settlement of any comments received from a Securities Commission in any Qualification Province, a prospectus to qualify the distribution of the Qualifiable Shares by the Selling Holders (a "Demand Prospectus"); provided, that if the terms of the underwriting agreement executed in connection with any qualification pursuant to Section 1 or 2 of this Agreement prohibit the Company from filing any Demand Prospectus, the Company shall have the right to delay such filing for the required period, which period shall not exceed forty-five (45) days;

            ii. If, in the good faith judgment of the Company's board of directors it would be seriously detrimental to the Company or its shareholders to file a preliminary prospectus or a prospectus in connection with a Demand Qualification, or an amendment or supplement to such a preliminary prospectus or prospectus in the near future (and the Company provides the Investors with a certificate from its Chief Executive Officer or Chief Financial Officer stating as such), the Company may defer taking action to comply with this Section 1, provided that the Company shall not defer actions pursuant to such notices for more than sixty (60) days in the aggregate in any twelve (12) month period; and

            iii. The Company shall not be required to file a preliminary prospectus in connection with a Demand Qualification pursuant to this Section 1 if within ten (10) days of receipt of a Demand Qualification, it notifies the Requesting Holders that it intends to conduct a public offering of equity securities for the account of the Company within the next sixty (60) days, provided that the Company shall not exercise its rights under this subsection more than twice in any 12 month period. If the Company determines not to conduct such public offering, the Company shall provide prompt notice to the Investors of such determination.

      g. In connection with any qualification of the distribution of Qualifiable Shares pursuant to this Section 1, the Requesting Holders may elect to sell Qualifiable Shares in an underwritten offering in accordance with the conditions set forth in this paragraph. In any such underwritten offering, the investment bank that will manage the offering will be selected by, and the underwriting arrangements with respect thereto will be approved by, the Requesting Holders holding a majority of the Qualifiable Shares to be sold pursuant to such offering by such Requesting Holders, subject, in each case, to the consent of the Company, which consent

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            will not be unreasonably withheld. No Investor may participate in any underwritten offering hereunder unless such Investor (A) agrees to sell such Investor's Qualifiable Shares to be sold thereunder on the basis provided in any underwriting arrangements approved pursuant hereto and (B) completes and executes all other customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. In the case of any such underwritten offering, if the managing underwriter for such offering advises the Company in writing that in their good faith opinion the amount of securities requested to be included therein exceeds the amount of securities that can be sold in such offering such that the inclusion of such Qualifiable Shares would adversely affect marketing of the securities to be sold pursuant to the offering, the Company shall not exclude any Qualifiable Shares unless the Company has first excluded, all outstanding securities, the holders of which are not entitled by contract to inclusion of such securities in such preliminary prospectus and prospectus or are not entitled to pro rata inclusion with the Qualifiable Shares, provided, that after giving effect to the foregoing, any exclusion of Qualifiable Shares shall be made pro rata with holders of other securities having the contractual right to include such securities in the preliminary prospectus and the prospectus other than holders of securities entitled to inclusion of their securities in such preliminary prospectus and prospectus by reason of a demand qualification right or demand registration rights.

2. Incidental Qualification. If, at any time, the Company proposes to qualify for distribution any equity securities of the Company by way of prospectus under any Applicable Securities Laws of any province or territory in Canada or federally, if applicable (for the purposes of this Section 2, the "Qualification Provinces"), or any other jurisdiction in Canada in which securities of the Company may be qualified (including, without limitation, securities distributed from treasury by the Company or distributed by way of secondary offering by any other shareholder), the Company will serve written notice (a "Notice") of such proposed distribution on each Investor prior to the anticipated date of filing of a preliminary prospectus under such Applicable Securities Laws. A Notice shall include reasonable details of such proposed distribution. Subject to the restrictions and in accordance with the procedures set forth below, the Company will use its reasonable best efforts to include in any such distribution to which a Notice relates, all Qualifiable Shares with respect to which the Company has received from an Investor a written request for inclusion therein within: (i) two (2) Business Days following receipt of the Notice in respect of a "bought deal" financing pursuant to National Instrument 44-101 Short Form Prospectus Distributions of the Canadian Securities Administrators ("NI 44-101") or any successor thereto; and (ii) ten (10) days, in any other case, provided that:

                  A. notwithstanding that an Investor shall have provided a written request for inclusion in any such distribution of certain Qualifiable Shares, such Investor shall not be required to include such shares in any such distribution if the price at which such Qualifiable Shares are to be sold is determined not to be acceptable by such Investor;

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                  B.    each Investor must sell its Qualifiable Shares at the
                        same price as the Company in respect of identical securities; and

                  C. if, at any time after giving a Notice and prior to the date a receipt is issued by the applicable Securities Commission under Applicable Securities Laws in respect of the prospectus to be filed in connection with such proposed distribution, the Company shall be unable to or shall determine for any reason not to proceed with the proposed distribution, the Company may, at its election, give written notice of such determination to the Investors and thereupon the Company shall be relieved of its obligation hereunder to effect the proposed distribution and any qualification of any such Qualifiable Shares (without prejudice to the rights of the Investors in respect of any subsequent distribution).

For the purposes of this Agreement, "Business Day" means a day that is not a Saturday, Sunday or a statutory holiday in Vancouver, British Columbia or New York, New York.

The Company shall have the right to select the managing underwriter(s) for any underwritten distribution made pursuant to this Section 2. All Investors proposing to sell their Qualifiable Shares in such underwritten offering shall (together with the Company) enter into an underwriting agreement in customary form. If such proposed distribution is an underwritten offering and the managing underwriter for such offering advises the Company that the securities requested to be included therein exceed the amount of securities that can be sold in such offering such that the inclusion of such Qualifiable Shares would adversely affect marketing of the securities to be sold by the Company, the Company shall not exclude any Qualifiable Shares unless the Company has first excluded, all outstanding securities, the holders of which are not entitled by contract to inclusion of such securities in such preliminary prospectus and prospectus or are not entitled to pro rata inclusion with the Qualifiable Shares, provided, that after giving effect to the foregoing, any exclusion of Qualifiable Shares shall be made pro rata with holders of other securities having the contractual rights right to include such securities in the preliminary prospectus and the prospectus other than holders of securities entitled to inclusion of their securities in such preliminary prospectus and the prospectus by reason of an incidental qualification right or piggyback registration rights.

3. Registration Procedures and Other Matters. If and when the Company is required by the provisions of Section 1 or 2 to qualify the distribution of Qualifiable Shares by prospectus, the Company shall:

      a. furnish to the Selling Holders' legal counsel, copies of the preliminary prospectus, prospectus, or any amendments or supplements thereto, which documents will be subject to the comment and review of the Selling Holders and one legal counsel for all of the Selling Holders;

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      b.    prepare and file such amendments to the prospectus or other qualification document used in connection with such secondary offering as may be necessary to enable the distribution by way of secondary offering for a period of not less than one hundred and twenty (120) days (in the case of a qualification referred to in Section 2) or such period of time, not exceeding one hundred and eighty (180) days, as requested by the Selling Holders (in the case of a qualification referred to in Section 1) (or in any case such shorter period as shall be necessary under applicable securities laws to permit the Selling Holders to complete the distribution of the Qualifiable Shares to which such prospectus or other qualification document relates in accordance with its intended methods of distribution) and to comply with the provisions of Applicable Securities Laws of the Qualification Provinces with respect to the disposition of all Qualifiable Shares covered by the prospectus or other qualification document for the period required to effect the distribution thereof, but in no event shall the Company be required to do so for a period of more than one hundred and twenty (120) days (in the case of a qualification referred to in Section 2) or one hundred and eighty (180) days (in the case of a qualification referred to in Section 1) following the effective date of such prospectus or other qualification document;

      c. furnish to the Selling Holders and the underwriter(s), if any, and to one legal counsel for all of the Selling Holders and the underwriter(s), such number of conformed copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein, as the Selling Holders or such underwriter(s) may reasonably request in order to facilitate the disposition of the Qualifiable Shares being sold by the Selling Holders (it being understood that the Company consents to the use of the preliminary prospectus, the prospectus and any amendment or supplement thereto (including any documents incorporated by reference therein) by the Selling Holders and the underwriter(s), if any, in connection with the offering and sale of the Qualifiable Shares covered by the prospectus or any amendment or supplement thereto);

      d. at any time when a prospectus relating to an offering of Qualifiable Shares is required to be delivered under Applicable Securities Laws of any province or territory of Canada, notify the Selling Holders and the underwriter(s), if any, when the Company becomes aware of the happening of any event as a result of which any prospectus or other qualification document (as then in effect) contains an untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, thereafter, prepare and file pursuant to such Applicable Securities Laws and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Qualifiable Shares, such prospectus will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, for an aggregate period of no more than sixty (60) days over a twelve (12) month period, the Company shall not be required to file any supplement or amendment to a prospectus, if at such time, the board of directors of the Company determines in good faith that taking such action would be seriously detrimental to the Company and its shareholders (and the Company provides to the Selling Holders a certificate of the Chief Executive Officer or Chief Financial Officer of the Company as to such). No Investor will, until a receipt for such supplement or amendment to such prospectus is obtained from the applicable Securities Commission under Applicable Securities Laws, effect sales of Qualifiable Shares or deliver any prospectus in respect of such sale;

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      e.    subject to paragraph (b) above and subparagraph 1(f)(i), do all such acts and things necessary to enable the distribution in all such jurisdictions of the Qualifiable Shares covered by the applicable prospectus or other qualification document for such period of time as is required to complete the distribution contemplated by the offering contemplated by the prospectus or other qualification document;

      f. cooperate with the Selling Holders and the lead underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends except to the extent required by law) representing securities to be sold pursuant to the prospectus or other qualification document, and to enable such securities to be in such denominations and registered in such names as the lead underwriter or underwriters, if any, or any Investor may request;

      g. enter into such customary agreements (including an underwriting or similar such agreement in customary form, including customary standstill provisions), and take all such other actions (including, without limitation, delivery of customary legal opinions and officers' certificates) as the Selling Holders or the underwriters reasonably request in order to expedite or facilitate the disposition of such Qualifiable Shares;

      h. make available for inspection by the Selling Holders and any underwriter participating in any distribution pursuant to such prospectus or other qualification document, and any one law firm, accountant or other agent retained by all of the Selling Holders or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable it to exercise its due diligence responsibility provided such parties, if requested, have entered into a confidentiality agreement with the Company, as applicable;

      i. use its reasonable best efforts to obtain a long-form comfort letter from the Company's independent auditor and legal opinion of the Company's counsel in customary form and covering such matters of the type customarily covered by such comfort letters and opinions as the Selling Holders or the underwriter reasonably request;

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      j.    in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or of any order suspending or preventing the use of any prospectus or suspending the qualification of any securities qualified by such prospectus for sale in any jurisdiction, including, where the offering is being made, under the multijurisdictional disclosure system or any replacement thereof ("MJDS"), in the United States, or any event or circumstance which, in the good faith judgment of the Company's Chief Executive Officer and Chief Financial Officer, makes it advisable to make any changes in a prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that the prospectus will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify the Selling Holders of such event and use all reasonable commercial efforts promptly to obtain the withdrawal of such order or ruling. Notwithstanding the foregoing sentence, for an aggregate period of no more than 60 days over any 12 month period, the Company shall not be required to file any document or make any public disclosure necessary to end such an event, if at such time, the board of directors of the Company determines in good faith that taking such action would be seriously detrimental to the Company and its shareholders (and the Company provides to the Selling Holders a certificate of the Chief Executive Officer or Chief Financial Officer of the Company as to such). No Investor will (until further notice) effect sales thereof or deliver any prospectus in respect of such sale after notification by the Company to the Selling Holders under this paragraph (j); and

      k.    bear all reasonable expenses in connection with the procedures in
            Section 1 or 2 hereof and to qualify the distribution of the Qualifiable Shares pursuant to the prospectus, including the fees of one legal counsel for all of the Selling Holders not to exceed US$25,000 in the aggregate for each prospectus and Registration Statement (as defined in the US Registration Rights Agreement).

4. Indemnification. For the purpose of this Section 4, the term "Selling Stockholder" shall include each Investor, the directors, officers, partners, mangers, members, employees, agents, each person who controls (within the meaning of Applicable Securities Laws) any Investor and any affiliate (within the meaning of Applicable Securities Laws) of such Investor; the term "prospectus" shall include the preliminary prospectus and the prospectus and each amendment or supplement thereto; and the term "untrue statement" shall include any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state in the prospectus a material fact required to be stated therein or necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made.

      a. The Company agrees to indemnify and hold harmless each Selling Stockholder from and against any joint or several losses, claims, damages, expenses or liabilities to which such Selling Stockholder may become subject (under Applicable Securities Laws or otherwise) insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (A) any breach of the representations or warranties of the Company contained in this Agreement; (B) any untrue statement or alleged untrue statement contained in the prospectus, as amended at the time of effectiveness, (C) any failure by the Company to fulfill

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            any undertaking included in the prospectus or (D) any violation or alleged violation by the Company of Applicable Securities Laws, any other law, or any rule or regulation thereunder relating to the offer or sale of the Qualifiable Shares. The Company will reimburse such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, any untrue statement made in such prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Selling Stockholder specifically for use in preparation of the prospectus or the failure of such Selling Stockholder to comply with its covenants and agreements contained in this Agreement respecting the sale of the Qualifiable Shares or any untrue statement in any prospectus that is corrected in any subsequent prospectus that was delivered to the Selling Stockholder prior to the pertinent sale or sales by the Selling Stockholder or the Selling Stockholder's failure to deliver to a purchaser of securities a copy of the prospectus or other qualification document or any amendments thereof or supplements thereto at a time when the Selling Stockholder is required under Applicable Securities Laws to do so after the Company has furnished such Selling Stockholder with a sufficient number of copies of the same. The Company shall reimburse each Selling Stockholder for the amounts provided for herein on demand as such expenses are incurred.

      b. Each Investor, severally but not jointly, agrees to indemnify and hold harmless the Company (and each person, if any, who controls (within the meaning of Applicable Securities Laws) the Company, each officer of the Company who signs the prospectus and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under Applicable Securities Laws or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (A) any failure by such Investor to comply with the covenants and agreements contained in this Agreement respecting sale of the Qualifiable Shares, (B) any untrue statement contained in the prospectus if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Investor specifically for use in preparation of the prospectus, or (C) such Investor's failure to deliver to a purchaser of securities a copy of the prospectus or other qualification document or any amendments thereof or supplements thereto at a time when the Investor is required under Applicable Securities Laws to do so after the Company has furnished such Investor with a sufficient number of copies of the same. Such Investor will reimburse the Company (or such officer, director or controlling person, as the case may be) for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that such Investor's obligation to indemnify the Company shall be limited to the amount received by such Investor from the sale of the Qualifiable Shares giving rise to such obligation.

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      c.    Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this
            Section 4, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying person will not relieve such indemnifying person from any liability which it may have to any indemnified person under this Section 4, except to the extent that such omission materially and adversely affects the indemnifying person's ability to defend such action. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified person promptly after receiving the aforesaid notice from such indemnified person, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the reasonable expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

      d. If the indemnification provided for in this Section 4 is unavailable to or insufficient to hold harmless an indemnified person under paragraph (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying person shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the applicable Investor, as well as any other Selling Stockholders under such prospectus, on the other, in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company, on the one hand, or an Investor or other Selling Stockholder, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and each Investor, severally but not jointly, agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation (even if the Investor and other Selling Stockholders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this paragraph
            (d). The amount paid or payable by an indemnified person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this paragraph (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph (d), each Investor shall not be required to contribute any amount in excess of the amount by which the amount received by such Investor from the sale of the Qualifiable Shares to which such loss relates exceeds the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Investor's obligations in this paragraph to contribute shall be in proportion to its sale of Qualifiable Shares to which such loss relates and shall not be joint with any other Selling Stockholders.

      e. The parties agree that if the offering is being made pursuant to MJDS, and indemnity is to be sought against an indemnifying person, the indemnified person's right to indemnification pursuant to this
            Section 4 is not applicable if such indemnified person has already sought or will seek an indemnity for the same claim pursuant to
            Section 5 of the US Registration Rights Agreement.

5. Information Available. During the period of distribution by way of secondary offering, the Company will furnish to such Selling Holders, upon the reasonable request of any Investor, an adequate number of copies of the prospectuses to supply to any other party requiring such prospectuses; and upon the reasonable request of such Investor, the President or the Chief Financial Officer of the Company (or an appropriate designee thereof) will meet with such Investor or a representative thereof at the Company's headquarters to discuss all information relevant for disclosure in the prospectus qualifying the distribution of the Qualifiable Shares and will otherwise cooperate with any Investor conducting an investigation for the purpose of reducing or eliminating such Investor's exposure to liability under the Applicable Securities Laws, including, the reasonable production of information at the Company's headquarters; provided, that the Company shall not be required to disclose any confidential information to or meet at its headquarters with any Investor until and unless the Investor shall have entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company with the Company with respect thereto.

6. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (a) if within Canada by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (b) if delivered from outside Canada, by International Federal Express or facsimile, and shall be deemed given and received (i) if delivered by first-class registered or certified mail, three (3) Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one
      (1) Business Day after so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after so mailed, (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

      a.    if to the Company, to:

            NovaGold Resources Inc.
            Suite 2300-200 Granville Street
            Vancouver, British Columbia
            Canada V6C 1S4
            Attn: Rick Van Nieuwenhuyse
            Fax: 604-669-6272

      b. if to the Investor, at the address set forth below, or at such other address or addresses as may have been furnished to the Company in writing:

            Electrum Strategic Resources LLC
            1370 Avenue of the Americas, 19th Floor
            New York, NY 10019
            Attn: William Natbony
            Fax: 646-365-1601

7. Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The parties hereto hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

8. Changes. This Agreement may not be modified, waived or amended except pursuant to an instrument in writing signed by the Company and Investors holding the majority of the Qualifiable Shares, and any such modification, waiver or amendment shall bind all Investors.

9. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10. Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements (including without limitation oral agreements) concerning the registration rights described herein.

11. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

12. Transfer of Rights. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Shares), whether so expressed or not; provided, however, that rights conferred to the Purchaser may be transferred to a transferee of Shares only if the Company has been given written notice thereof, such transfer complies with the requirements of applicable law, such transferee agrees to be bound by all of the provisions of this Agreement applicable to Purchaser or an Investor and such transferee is a recipient of Shares from a holder of Qualifiable Shares representing at least ten percent (10%) of the Shares issued pursuant to the Purchase Agreement in the aggregate.

13. Independent Nature of Investor's Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement. Nothing contained herein or in any other document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other related documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

14. Counterparts. This Agreement and any modification, waiver or amendment to this Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

15. Further Assurances. Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

16.   Time. Time shall be of the essence in this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

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                                     - 14 -


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


NOVAGOLD RESOURCES INC.

By: _______________________________
Name:
Title:


ELECTRUM STRATEGIC RESOURCES LLC

By: _______________________________
Name:
Title: